                            SECURITIES AND EXCHANGE COMMISSION
                                  Washington, D. C. 20549

                                         FORM 8-K

                                      CURRENT REPORT

                          Pursuant to Section 13 or 15(d) of the
                              Securities Exchange Act of 1934

             Date of Report (Date of earliest event reported): July 17, 2001
                                                               --------------

                             SJNB Financial Corp.
                             ---------------------
                  (Exact name of registrant as specified in its charter)

      California                     0-11771                 77-0058227
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(State or other jurisdiction       (Commission             (I.R.S. Employer
of incorporation)                   File Number)           Identification Number)

                  One North Market Street
                  San Jose, California                   95113
            ----------------------------------------------------------
            (Address of principal executive offices)   (Zip Code)

            Registrant's telephone number, including area code: (408) 947-7562
                                                                ---------------

                          Not Applicable
                          ---------------
               (Former name or former address, if changed since last report)

Item 9. REGULATION FD DISCLOSURE.

SJNB Financial Corp. issued the following press release concerning its second quarter earnings on July 17, 2001:

FOR RELEASE Tuesday, July 17, 2001 @ 4:00 p.m. PDT

CONTACT: James R. Kenny, President and CEO Eugene E. Blakeslee, Executive Vice President and CFO (408) 947-7562

SJNB FINANCIAL CORP. ANNOUNCES QUARTERLY OPERATING EARNINGS

San Jose, California, July 17, 2001-- SJNB Financial Corp. (NASDAQ: SJNB), the parent company of San Jose National Bank, today announced operating results for the second quarter of 2001 and six months ended June 30, 2001.

Net income for the second quarter of 2001 was $2.795 million. This represents a decrease of 6.9% from $3.001 million for the first quarter of 2001 and an increase of 8.5% from $2.577 million for the second quarter of 2000. For the quarter ended June 30, 2001, per share diluted income was $.70 compared to per share diluted income of $.75 for the first quarter of 2001. In the second quarter of 2001, our per share diluted income increased by $.03, representing a 4.5% increase, as compared to per share diluted income of $.67 in the second quarter 2000.

For the quarter ended June 30, 2001, return on average assets, excluding amortization of intangibles, was 1.75% as compared to 1.91% and 1.73% for the quarters ended March 31, 2001 and June 30, 2000, respectively. Return on average tangible equity for the quarter ended June 30, 2001 was 16.9%. This compares to return on average tangible equity of 20.1% and 20.8% for the quarters ended March 31, 2001 and June 30, 2000, respectively. SJNB's efficiency ratio was 47% for the quarter ended June 30, 2001, excluding amortization of intangibles. The efficiency ratio for the quarters ended March 31, 2001 and June 30, 2000 was 45% and 44%, respectively. Nonperforming loans and leases to total loans and leases was .20% at June 30, 2001 as compared to .30% at March 31, 2001 and .10% at December 31, 2000.

The decrease in net income for the second quarter of 2001 as compared to the first quarter of 2001 was primarily attributable to a decrease in SJNB’s net interest income of $553,000 offset by a decrease in the provision for loan and lease losses of $200,000. The decrease in net interest income was primarily attributable to the decrease in net interest margin. The decrease in the loan and lease loss provision related primarily to slower loan and lease growth during the quarter.

The decrease in the Bank’s net interest margin in the second quarter of 2001 was primarily due to the decrease in the Bank’s prime rate, in addition to other factors discussed below. For the first quarter of 2001 the Bank’s prime rate averaged 8.67%, while in the second quarter of 2001, the Bank’s prime rate averaged 7.40%. The prime rate as of the date of this release is 6.75%. The net interest margin for the second quarter of 2001 was 5.54% as compared to 5.98% for the first quarter of 2001. The first quarter 2001‘s net interest margin was positively impacted by several factors which enhanced the margin in that quarter compared to other periods. During the first quarter of 2001, SJNB’s loan to deposit ratio and noninterest-bearing deposits increased. Also, increased loan fees, repricing characteristics of the Bank’s SBA loans and aggressive repricing of deposits occurred. Several of these factors were either not present during the second quarter of 2001 or their impact was diminished during this period. During the second quarter of 2001, compared to the first quarter, there was a decrease in the percentage of noninterest-bearing deposits to total deposits, loan fees declined, and the Bank was unable to continue the aggressive repricing of its deposits due to the competitive environment. Additionally, the repricing characteristics of the Bank’s SBA loans had a less pronounced impact in the second quarter of 2001 compared to the first quarter of 2001.

The increase in net income for the second quarter of 2001 as compared to the second quarter of 2000 was primarily attributable to the impact of $586,000 of investment security losses realized in the second quarter of 2000. These securities losses, during the second quarter of 2000, were offset by several nonrecurring items including the collection of a loan prepayment fee of $225,000 (included in the net interest margin) and an accrual reduction of $125,000 (which reduced other expenses) resulting from the settlement of a legal proceeding. In addition, noninterest income (excluding the impact of the securities losses) in the second quarter of 2001 increased approximately $175,000 over that of the same period a year ago, which was primarily due to the increase in earnings on the cash surrender value of life insurance and an increase in deposit service charges.

The Bank's net interest income after provision for loan and lease losses for the second quarter of 2001 was $8.1 million as compared to $8.5 million for the second quarter of 2000. After excluding the impact of the nonrecurring loan prepayment fee of $225,000 during the second quarter of 2000, net interest income after provision for loan and lease losses was $8.1 million for the quarter ended June 30, 2001 compared to $8.2 million for the quarter ended June 30, 2000. The net interest margin decreased from 6.05% for the quarter ended June 30, 2000 to 5.54% for the quarter ended June 30, 2001 (relating to the decrease in the prime rate from an average of 9.25% for the quarter ended June 30, 2000 to 7.40% for the quarter ended June 30, 2001). The net interest margin decline was offset by an increase in average volume of earning assets of approximately $33.3 million.

Net income for the six months ended June 30, 2001 was $5.796 million. This represented an increase of 15% from the $5.040 million, before merger related costs, net of tax, reported for the six months ended June 30, 2000. For the six months ended June 30, 2001, per share diluted income rose 9.8% to $1.45 compared to the $1.32 per diluted share before merger related costs, net of tax, reported in the same period in 2000. Actual net income for the six months ended June 30, 2000 was $2.892 million or $0.76 per diluted share including merger related costs. For the six months ended June 30, 2001, net interest income after provision for loan and lease losses was $16.6 million compared to $16.0 million for the six months ended June 30, 2000. For the six months ended June 30, 2001, return on average tangible assets, excluding amortization of intangibles, was 1.83% (as compared to 1.75% for the six months ended June 30, 2000); and return on average tangible equity was 18.4% (as compared to 20.8% for the six months ended June 30, 2000). SJNB’s efficiency ratio for the six months ended June 30, 2001 was 45.7% excluding amortization of intangibles (as compared to 45.7% for the six months ended June 30, 2000). Merger related costs include costs associated with the acquisition of Saratoga Bancorp, primarily attorney costs, accounting fees, investment bankers’ fees, SEC filings, “change of control” contractual provisions and system conversions.

The increase in the net income for the six months ended June 30, 2001 as compared to the six months ended June 30, 2000 was due to several factors including an increase in net interest income of $814,000 (or $1.039 million after adjusting for the $225,000 nonrecurring prepayment fee recognized in the second quarter of 2000) attributable to an increase in the average volume of earning assets of $49 million, offset by a decline in the net interest margin due to a decrease in interest rates; and an increase in other noninterest income (excluding the impact of the $586,000 of investment security losses realized in the second quarter of 2000) relating to the increase in the cash surrender value of life insurance and an increase in deposit service charges. These were offset by an increase in the loan and lease loss provision due to the increased volume of loans and an increase in noninterest expense of $401,000 (excluding the effect of the accrual reduction of $125,000 in the second quarter of 2000), primarily due to increased incentive accruals and salaries for personnel and supplemental director and executive compensation programs instituted by Saratoga in 1999 and by SJNB in 2000.

At June 30, 2001, SJNB’s consolidated assets were $661 million, loans and leases were $482 million, deposits were $563 million and shareholders’ equity was $71 million. Compared to March 31, 2001, SJNB’s consolidated assets at June 30, 2001 increased 2% from $648 million, loans and leases increased 1.5% from $475 million and deposits increased 4.5% from $539 million. At December 31, 2000, consolidated assets were $688 million, loans and leases were $463 million, deposits totaled $585 million and shareholders’ equity was $64 million. The decrease in deposits and total assets from December 31, 2000 to June 30, 2001 of $27 million relates to a significant influx of approximately $37 million of deposits at year-end 2000, which were temporary in nature and were primarily invested in short-term investments. The majority of these volatile deposits were withdrawn in the first quarter of 2001. Compared to June 30, 2000, SJNB’s consolidated assets at June 30, 2001 increased 3.6% from $639 million, loans and leases increased 15% from $419 million and deposits increased 3.5% from $544 million.

“The results for the second quarter of 2001 reflect the impact of a 275 basis point decline in the Bank’s prime rate over the last six months,” stated James R. Kenny, President & Chief Executive Officer. “Although we are disappointed with this quarter-over-quarter decline in earnings, we believe our performance continues to reflect excellent operating statistics, as shown by our most recent period-end return on average tangible assets and equity. Accordingly, our shareholders have continued to receive excellent returns. Undoubtedly, our most important asset, our employees, have again stepped up to provide the excellent, personalized customer service which we think differentiates us from our competitors and for that we are extremely proud.”

Since January 3, 2001, the Federal Open Market Committee (“FOMC”) has lowered its target for the interbank borrowing rate (the rate banks borrow and lend to each other) by 275 basis points to 3.75%. These actions have caused a decrease in SJNB’s prime rate from 9.5% to 6.75%. SJNB’s balance-sheet position at June 30, 2001 was asset-sensitive on a short-term basis, based on the significant amount of variable rate loans at that date, most of which will have immediate reductions in their interest rates. Rates paid on deposits generally are not readjusted downward as quickly and are subject to compression, as rates continue to decline. This position has a detrimental effect during times of interest rate decreases and a lower interest rate environment as net interest revenues generally are negatively impacted by a decline in interest rates in a lower interest rate environment. Future rate reductions are expected to have a similar impact.

Mr. Kenny further noted, “As widely reported, the FOMC’s rate reductions were made based on a slowing economy and an attempt to forestall an economic recession. Management believes, however, that the Bank should be able to achieve loan and deposit growth in the second half of 2001 similar to its historical rates of growth. Additionally, as a result of the recent rate reductions and compression of our net interest margin, we currently anticipate our net interest margin for the third quarter of 2001 will be in a range of 5.20% to 5.30% and for the full year within a range of approximately 5.40% to 5.50%. Based upon currently projected loan and deposit growth rates and the anticipated range of the net interest margins for the third quarter and the year, we currently expect our third quarter diluted earnings per share to be between $0.64 to $0.67 and full-year 2001 diluted earnings per share to be between $2.78 and $2.82 (down from the expected range of $2.95 to $3.00 reported in our 2000 10-K). Current analyst expectations predict that our diluted earnings per share will be in the range of $0.75 to $0.76 for the third quarter of 2001 and $2.95 to $3.04 for the full year.”

At June 30, 2001 the Company’s allowance for loan and lease losses was $7.9 million compared to $7.4 million at December 31, 2000. This represented 1.64% of the Company’s total loans and leases at June 30, 2001 compared to 1.60% at December 31, 2000. Management monitors the Company’s asset quality on an ongoing basis. In light of the slowing economy and business conditions primarily in the Silicon Valley and management’s evaluation of the credit quality of the Company’s existing loan and lease portfolio, management expects that the Company’s provision for loan and lease losses for the second half of 2001 could be higher than the $600,000 provision for the six months ended June 30, 2001. If this occurs, management anticipates this could further impact the Company’s earnings per share for 2001 by approximately $0.05 to $0.07 per share.

On June 25, 2001, SJNB and Greater Bay Bancorp issued a joint press release announcing the signing of an Agreement and Plan of Reorganization providing for the merger of SJNB with and into Greater Bay in a tax-free reorganization intended to be accounted for as a pooling of interests. The merger is expected to be completed late in the fourth quarter of 2001. Consummation of the merger is subject to certain conditions, including the receipt of all required regulatory approvals and the approval of the shareholders of SJNB and Greater Bay. Following consummation of the Merger, San Jose National Bank, a wholly owned subsidiary of SJNB, will become a wholly owned subsidiary of Greater Bay.

SJNB Financial Corp. is the parent company of San Jose National Bank. SJNB provides banking services to businesses and professionals requiring commercial and SBA loans, real estate construction loans, equipment leases, accounts receivable financing and factoring services. SJNB also offers innovative deposit products, including cash management systems and homeowners association banking services.

This release includes forward-looking information which is subject to the “safe harbor” created by Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements (which involve the Company’s plans, beliefs and goals, refer to estimates or use similar terms) involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such risks and uncertainties include, but are not limited to, the following factors: competitive pressure in the banking industry; changes in the interest rate environment (including possible further declines in interest rates); the declining health of the economy, either nationally or regionally; the deterioration of credit quality, which would cause an increase in the provision for possible loan and lease losses; changes in the regulatory environment; changes in business conditions, particularly in Santa Clara County real estate and high tech industries; the impact of the California energy crisis; certain operational risks involving data processing systems or fraud; volatility of rate sensitive deposits; asset/liability matching risks; liquidity risks; changes in the securities markets; and uncertainties as to the consummation and timing of the pending merger with Greater Bay Bancorp, including regulatory and shareholder approvals and the satisfaction of other closing conditions. The Company undertakes no obligation to revise or publicly release the results of any revision to these forward-looking statements. Readers should carefully review the risk factors described in other documents the Company files from time to time with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the fiscal year ended December 31, 2000 and Reports on Form 10-Q and 8-K filed during 2001.

Greater Bay Bancorp will file a registration statement on Form S-4 with the SEC in connection with the proposed merger. The registration statement will include a prospectus/proxy statement which will be sent to shareholders of Greater Bay Bancorp and SJNB Financial Corp. seeking their approval of the proposed merger. When filed, the registration statement can be obtained at the Internet World Wide Web site maintained by the SEC at “http://www.sec.gov.”

                                                        SJNB Financial Corp.
                                                Consolidated Highlights (unaudited)
($ and shares in thousands, except per share amounts)
                                                                    For the three months ended           For the six months ended
                                                                June 30,     March 31,      June 30,             June 30,
Operating Results:                                                2001          2001         2000          2001           2000
                                                             ------------------------------------------------------------------------
Net interest income                                                  $8,300        $8,853       $8,543        $17,153        $16,339
Provision for loan or lease losses                                      200           400          125            600            375
Non-interest income                                                     682           716          497          1,398          1,004
Net (loss) gain on securities available for sale                       (10)             9        (587)            (1)          (587)
Amortization of intangible assets                                        94            93          109            187            219
Non-interest expense, recurring                                       4,203         4,278        4,007          8,481          7,923
Merger related costs, nonrecurring                                     ----          ----         ----           ----          3,424
                                                             ------------------------------------------------------------------------
   Income before income taxes                                         4,475         4,807        4,212          9,282          4,815
Provision for income taxes:
   Income taxes, recurring                                            1,680         1,806        1,635          3,486          3,199
   Income taxes, nonrecurring (1)                                      ----          ----         ----           ----        (1,276)
                                                             ------------------------------------------------------------------------
                                                   Net income        $2,795        $3,001       $2,577         $5,796         $2,892
                                                             ========================================================================

Net income per share - basic                                          $0.73         $0.80        $0.70          $1.53          $0.80
                                                             ========================================================================
Net income per share - diluted                                        $0.70         $0.75        $0.67          $1.45          $0.76
                                                             ========================================================================

Excluding merger related costs, net of tax
  Net income per share - basic (2)                                    $0.73         $0.80        $0.70          $1.53          $1.39
                                                             ========================================================================
  Net income per share - diluted (2)                                  $0.70         $0.75        $0.67          $1.45          $1.32
                                                             ========================================================================
  Net income per share - diluted (2)(3)
     (excluding intangible amortization)                              $0.72         $0.78        $0.70          $1.50          $1.38
                                                             ========================================================================

Dividends per share (4)                                               $0.20         $0.20        $0.16          $0.40          $0.32
                                                             ========================================================================
Average common shares outstanding                                     3,805         3,774        3,676          3,789          3,635
                                                             ========================================================================
Avg common share equivalents outstanding                              4,006         3,977        3,823          3,993          3,806
                                                             ========================================================================

Balance Sheet Data:
 Balance sheet totals-end of period:
   Assets                                                          $660,521      $648,149     $638,706           ----           ----
   Intangible assets                                                 $2,765        $2,857       $3,397           ----           ----
   Loans and leases                                                $482,209      $475,456     $418,539           ----           ----
   Allowance for loan and lease losses                             ($7,929)      ($7,774)     ($6,703)           ----           ----
   Deposits                                                        $562,821      $539,334     $543,813           ----           ----
   Shareholders' equity                                             $70,526       $68,158      $55,740           ----           ----
 Average balance sheet amounts:
   Assets                                                          $665,460      $660,895     $627,191       $663,190       $607,820
   Intangible assets                                                 $2,800        $2,897       $3,439         $2,848         $3,496
   Loans and leases                                                $473,046      $463,877     $413,411       $468,487       $408,016
   Earning assets                                                  $611,590      $609,380     $578,263       $610,491       $561,099
   Deposits                                                        $553,189      $553,997     $530,844       $553,591       $512,578
   Shareholders' equity                                             $71,459       $65,355      $55,453        $68,424        $54,420
Footnote explanations are on the following page.

                                                       SJNB Financial Corp.
                                                Consolidated Highlights (unaudited)
($ and shares in thousands, except per share amounts)

                                                                   For the three months ended           For the six months ended
Annualized operating statistics excluding                      June 30,     March 31,      June 30,             June 30,
   merger related costs, net of tax:                             2001          2001         2000          2001           2000
                                                            ------------------------------------------------------------------------
Return on average assets (2)                                         1.69%         1.84%        1.65%          1.76%          1.67%
Return on average assets  (2)(3)
  (excluding intangible amortization)                                1.75%         1.91%        1.73%          1.83%          1.75%
Return on average equity (2)                                        15.69%        18.62%       18.69%         17.08%         18.63%
Return on average tangible equity (2)(3)                            16.88%        20.09%       20.78%         18.40%         20.77%
Efficiency ratio (recurring non-interest expense
   as a percentage of total revenues) (2)                           47.84%        45.64%       45.53%         46.73%         46.95%
Efficiency ratio (2)(3)
  (excluding intangible amortization)                               46.79%        44.66%       44.33%         45.72%         45.68%

Other annualized operating statistics:
Average equity to average assets                                    10.74%         9.89%        8.84%         10.32%          8.95%
Net (recoveries) chargeoffs to
   average loans and leases                                          0.04%         0.02%      (0.03)%          0.03%          0.04%
Net interest margin (5)                                              5.54%         5.98%        6.05%          5.76%          5.96%
Dividend payout ratio                                               27.22%        25.15%       22.82%         26.15%         40.22%

(1) Income taxes related to nonrecurring merger related costs.
(2) Quarter and six months ended 6/30/00 excludes $3,424 of merger related expense and $1,276 of related tax benefits.
(3) Excludes after-tax effect of goodwill and core deposit intangible amortization.
(4) Dividends per share represent amounts for SJNB Financial Corp. only
(5) Adjusted to a fully taxable equivalent basis using the federal statutory rate.

                                                   SJNB Financial Corp.
                                           Consolidated Highlights (unaudited)
($ and shares in thousands, except per share amounts)
Financial Condition                                         June 30,       March 31,       December 31,       June 30,
At period end (unaudited) :                                   2001           2001              2000             2000
                                                         -----------------------------------------------------------------
Assets                                                         $660,521        $648,149             $687,777     $638,706
Loans and leases                                               $482,029        $475,456             $463,314     $418,539
Allowance for loan and lease losses                            ($7,929)        ($7,774)             ($7,393)     ($6,703)
Deposits                                                       $562,821        $539,334             $585,343     $543,813
Shareholders' equity                                            $70,526         $68,158              $63,584      $55,740
Tangible shareholders' equity                                   $67,761         $65,301              $60,632      $52,343
Shareholders' equity per share                                   $18.52          $17.93               $16.97       $15.11
Tangible shareholders' equity per share                          $17.79          $17.18               $16.18       $14.19
Shareholders' equity to assets                                   10.68%          10.52%                9.24%        8.73%
Tangible shareholders' equity to
    tangible assets                                              10.30%          10.12%                8.85%        8.24%
Total risk-based capital                                         13.11%          13.07%               12.29%       11.38%
Common shares outstanding                                         3,808           3,801                3,747        3,688
Nonperforming loans and leases                                     $965          $1,412                 $456         $957
Other real estate owned                                            ----            ----                 ----         ----
Nonperforming loans and leases to
  total loans and leases                                          0.20%           0.30%                0.10%        0.23%
Nonperforming assets to total assets                              0.15%           0.22%                0.07%        0.15%
Allowance for loan and lease losses
     to total loans and leases                                    1.64%           1.64%                1.60%        1.60%
Allowance for loan and lease losses
     to nonperforming loans and leases                             821%            551%               1,621%         701%

                                                    SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:      July 17, 2001
                                               SJNB FINANCIAL CORP.
                                               --------------------
                                               (Registrant)

                                               By  /s/James R. Kenny
                James R. Kenny
                                                           President and
                                                           Chief Executive Officer